COLONIAL SHORT DURATION U.S. GOVERNMENT FUND - CLASS C

                                     FUND YIELD CALCULATION
                                   (CALENDAR MONTH-END METHOD)
                                  30-DAY BASE PERIOD ENDED 8/31/97


                                                a - b 6
                                      FUND YIELD = 2 ----- + 1 - 1
                                                c - d


                                               CLASS C
a = dividends and interest earned during
       the month                                $2,956

b = expenses accrued during the month              309

c = average dividend shares outstanding
       during the month                         57,781

d = class maximum offering price per share
       on the last day of the month              $9.92


                  YIELD                           5.61%

                  YIELD WITHOUT WAIVER            3.95%